Scott Wilson Roscoe Postle
Associates Inc Suite 501, 55
University Avenue, Toronto, ON M5J
2H7 T (416) 947-0907 F (416) 947-
0395 www.scottwilson.com

CONSENT OF EXPERT

April 8, 2009

TO:

British Columbia Securities Commission (Principal Regulator) Date:
Ontario Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
Manitoba Securities Commission
Autorité des marches financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office

AND TO:

New Gold Inc.
Western Goldfields Inc.

Dear Sirs/Mesdames:

Re:

The Management Information Circular Supplement (the "Supplement") of New Gold Inc. and Western Goldfields Inc., dated April 8, 2009.

Pursuant to Section 8.3 of National Instrument 43-101 Standards of Disclosure for Mineral Projects, this letter is being filed as the consent of Richard J. Lambert to extracts from, or a summary of, the technical report entitled "Feasibility NI 43-101 Technical Report for the El Morro Project, Region III, Chile", dated May 9, 2008 (the "Report") contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written technical disclosure contained in the Supplement or incorporated by reference therein, and that it fairly and accurately represents the information in the Report that supports the disclosure.

Sincerely,

Scott Wilson Roscoe Postle Associates Inc.

/s/ Rick Lambert
Richard J Lambert P.E.
Executive Vice President
Email: rick.lambert@scottwilson.com